As filed with the Securities and Exchange Commission on April 2, 2026

Registration No. 333-284257

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

POST EFFECTIVE AMENDMENT NO. 2

TO
FORM S-1 ON FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________________

ALEANNA, INC.
(Exact name of registrant as specified in its charter)

_________________________

Delaware	98-1582153
(State or other Jurisdiction of Incorporation Or Organization)	(I.R.S. Employer Identification Number)

300 Crescent Court, Suite 1860
Dallas, TX 75201
(469) 398-2200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

_________________________

Ivan Ronald
Chief Financial Officer
300 Crescent Court, Suite 1860
Dallas, TX 75201
(469) 398-2200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

_________________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Jennifer T. Wisinski
Stephen W. Grant, Jr.
Haynes and Boone, LLP
2801 N. Harwood Ave.
Suite 2300
Dallas, TX 75201
Tel: (214) 651-5000

_________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On January 13, 2025, AleAnna, Inc., a Delaware corporation (“AleAnna,” the “Company,” “we,” “us” or “our”) filed a registration statement (the “Initial Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-284257), which was declared effective by the SEC on January 23, 2025 and subsequently amended by that certain Post-Effective Amendment No. 1 to the Initial Registration Statement, filed with the SEC on April 16, 2025 and declared effective by the SEC on April 22, 2025 (as amended, the “Existing Registration Statement”). The Existing Registration Statement covered the resale, from time to time, of up to 11,225,969 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) issuable upon exercise of an aggregate of 11,225,969 warrants (the “Public Warrants”), each of which is exercisable at a price per share of $11.50 per share, issued as part of units in the initial public offering of Swiftmerge Acquisition Corp.

This post-effective amendment to Form S-1 on Form S-3 (this “Post-Effective Amendment No. 2”) is being filed to convert the Existing Registration Statement into a registration statement on Form S-3 and contains an updated prospectus relating to the offering and sale of the shares of Class A Common Stock remaining available for issuance under the Existing Registration Statement. This Post-Effective Amendment No. 2 amends and restates the information contained in the Existing Registration Statement (and all amendments thereto) under the headings contained herein.

The Company previously paid to the SEC the entire registration fee relating to the shares of Class A Common Stock that are the subject of this Post-Effective Amendment No. 2 at the time of the filing of the Initial Registration Statement. The Company paid a fee of $19,807.31 in connection with the registration of the shares of Class A Common Stock in connection with the Existing Registration Statement. No additional securities are being registered hereby.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 2, 2026

PRELIMINARY PROSPECTUS

ALEANNA, INC.

11,150,543 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the issuance by us of up to 11,150,543 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of AleAnna, Inc. (“AleAnna,” the “Company,” “we,” “us” or “our”) issuable upon exercise of an aggregate of 11,150,543 warrants (the “Public Warrants”), each of which is exercisable at a price per share of $11.50 per share, issued as part of units in the initial public offering of Swiftmerge Acquisition Corp.

To the extent the Public Warrants are exercised for cash, we will receive cash proceeds from the exercise of the Public Warrants. See “Description of Securities.” We believe the likelihood that the holders of the Public Warrants will exercise their Public Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A Common Stock. If the trading price for our Class A Common Stock is less than $11.50 per share, we believe holders of our Public Warrants are unlikely to exercise their Public Warrants. Conversely, these holders are more likely to exercise their Public Warrants the higher the price of our Class A Common Stock is above $11.50 per share.

You should carefully read this prospectus and any applicable prospectus supplement before you invest in our securities. The sale or the possibility of sale of the Class A Common Stock being offered pursuant to this prospectus may negatively impact the market price of the Class A Common Stock and Public Warrants.

The Class A Common Stock being offered for sale in this prospectus represents approximately 14.3% of our total outstanding Class A Common Stock on a fully diluted basis (assuming the issuance of all shares of Class A Common Stock issuable upon exercise of the Public Warrants and upon exchange of all outstanding Class C HoldCo Units and Class C Common Stock (each as defined herein)), as of the date of this prospectus. The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our Class A Common Stock. See the section titled “Risk Factors” contained in this prospectus for additional information.

Our Class A Common Stock and the Public Warrants are listed on Nasdaq under the symbols “ANNA” and “ANNAW”, respectively. On April 1, 2026, the last reported sales price of the Class A Common Stock was $7.26 per share, and the last reported sales price of our Public Warrants was $0.663 per Public Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

See “Risk Factors” beginning on page 5 and “Item 1A — Risk Factors” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on 10-Q that are incorporated by reference in this prospectus to read about factors you should consider before investing in shares of our Class A Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This prospectus relates to the issuance by us of shares of Class A Common Stock issuable upon the exercise of the Public Warrants.

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We do not take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find Additional Information” and “Incorporation by Reference.”

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we cannot guarantee the accuracy or completeness of this information and have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference in this prospectus. Accordingly, investors should not place undue reliance on this information.

Unless the context otherwise indicates, references in this prospectus to, “AleAnna,” “the Company,” “we,” “our,” or “us” mean AleAnna, Inc. and its wholly owned subsidiaries.

THE BUSINESS COMBINATION

On December 13, 2024 (the “Closing Date”), AleAnna, Inc. (f/k/a Swiftmerge Acquisition Corp.) (“AleAnna”, the “Company” and, prior to the Closing Date, “Swiftmerge” or “SPAC”) consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger (as amended by that certain First Amendment to the Merger Agreement, dated as of October 8, 2024, the “Merger Agreement”), dated June 4, 2024, by and among Swiftmerge Acquisition Corp., a Cayman Islands exempted company (“Swiftmerge”), Swiftmerge HoldCo LLC, a Delaware limited liability company and wholly-owned subsidiary of Swiftmerge (“HoldCo”), Swiftmerge Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of HoldCo (“Merger Sub”) and AleAnna Energy, LLC, a Delaware limited liability company (“AleAnna Energy”, and such merger, the “Merger”). The transactions contemplated by the Merger Agreement are collectively referred to herein as the “Business Combination.”

Pursuant to the terms of the Merger Agreement, on the Closing Date, the Company migrated to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (As Revised) of the Cayman Islands (the “Domestication”) and changed its name to AleAnna, Inc.

References to “Swiftmerge,” “SPAC,” “we,” “us,” or “our,” prior to the effective time of the Domestication refer to the Company when it was a Cayman Islands exempted company, and such references following the effective time of the Domestication and Merger refer to the Company in its current corporate form as a Delaware corporation called “AleAnna, Inc.” or “AleAnna.”

GLOSSARY OF SELECTED INDUSTRY TERMS

“Carbon Negative Renewable Natural Gas”

Renewable natural gas (RNG) is considered carbon negative if it captures more greenhouse gases than it emits. RNG produced from organic waste that would otherwise decay and create methane emissions are considered carbon negative as the methane emissions from the decay is captured and converted to a usable fuel source (RNG) which then displaces traditional fossil based natural gas (methane). The avoided emissions from natural decay and the substitution of fossil based natural gas results in a negative carbon life cycle score. In the U.S., the California Air Resources Board has given dairy and agricultural based carbon negative RNG projects a carbon intensity Score (gCO2e/MJ) of -250 (or lower). Such projects are similar to those pursued by AleAnna’s Renewable Natural Gas business.

“Development”	drilling and other post-exploration activities aimed at the production of oil and gas.
“Development well”	a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.
“ESG”	environmental, social and governance.
“Exploration”	oil and natural gas exploration that includes land surveys, geological and geophysical studies, seismic data gathering and analysis and well drilling.
“Exploratory well”

a well drilled to find a new field or new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well or a stratigraphic test well.

“Extension well”	a well drilled to extend the limits of a known reservoir.
“Gas”	all references to “gas” in this prospectus refer to natural gas.
“Greenhouse gases (GHG)”

gases in the atmosphere, transparent to solar radiation, that trap infrared radiation emitted by the earth’s surface. The greenhouse gases relevant within the Company’s activities are carbon dioxide (CO2), methane (CH4) and nitrous oxide (N2O). GHG emissions are commonly reported in CO2 equivalent (CO2eq) according to Global Warming Potential values in line with IPCC AR4, 4th Assessment Report.

“Gross”	“gross” natural gas and oil wells or “gross” acres equal the total number of wells or acres in which we have a working interest.
“G&A”	general and administrative.
“Hedging”	the use of derivative commodity and interest rate instruments to reduce financial exposure to commodity price and interest rate volatility.
“Hydrocarbons”

means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof, and all minerals, products and substances extracted, separated, processed and produced therefrom or therewith.

“LNG”

Liquefied Natural Gas obtained through the cooling of natural gas to minus 160 °C at normal pressure. The gas is liquefied to allow transportation from the place of extraction to the sites at which it is transformed back into its natural gaseous state and consumed. One tonne of LNG corresponds to 1,400 cubic meters of gas.

“Mcf”	thousand cubic feet.
“MMcf”	million cubic feet.
“Net”	“net” natural gas and oil wells or “net” acres equals the sum of our fractional ownership working interests we have in gross wells or acres.
“Net acres or Net wells”	the sum of the fractional working interest owned in gross acres or gross wells expressed in whole numbers and fractions of whole numbers.
“Possible reserves”	possible reserves are those additional reserves that are less certain to be recovered than probable reserves.
“Probable reserves”	probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.
“Productive well”	a well that is producing oil or gas or that is capable of production.
“Proved developed reserves”	proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.
“Proved reserves”

proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible, from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations, prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. Reserves are classified as either developed or undeveloped. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well, and through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well. Proved undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

“Proved undeveloped reserves (PUDs)”

means proved reserves that are expected to be recovered from undrilled well locations on existing acreage or from existing wells where a relatively major expenditure is required for recompletion within the five year development window, according to the SEC or Society of Petroleum Engineers definition of PUD.

“Reserves”

reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Reservoir”

a porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

“Service well”

well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include, among other things, gas injection, water injection and salt-water disposal.

“Undeveloped acreage”	means acreage under lease on which wells have not been drilled or completed such that there is not production of commercial quantities of hydrocarbons;
“Unproved reserves”

reserves that are based on geoscience and/or engineering data similar to that used in estimates of proved reserves, but technical or other uncertainties preclude such reserves being classified as proved reserves. Unproved reserves may be further categorized as probable reserves and possible reserves.

“Working interest”	An interest that gives the owner the right to drill, produce and conduct operating activities on a property and receive a share of any production.
“/d”	Per day.
“/y”	Per year.
“10[6]ft3”	Millions of cubic feet.

v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus contain certain forward-looking statements that involve substantial risks and uncertainties within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements other than statements of historical facts contained in this prospectus, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, the Company’s expectations concerning the outlook for its business, market size, exploration and development plans, regulatory matters, competition and competitive position, operational performance, developments in the capital markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the Company as set forth in sections of our Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” and other documents incorporated by reference into this prospectus.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•        the Company’s financial condition and results of operations;

•        the development of our estimated proved undeveloped reserves;

•        the Company’s reserves estimates;

•        the timing of acquisition, financing, construction and development of new projects;

•        the Company’s ability to raise financing in the future;

•        changes in public acceptance and support of renewable energy development and projects;

•        the Company’s ability to obtain necessary regulatory and governmental permits and approvals;

•        the effects of competition;

•        the Company’s ability to identify, acquire, develop and operate renewable natural gas facilities;

•        governmental incentives for renewable energy generation;

•        the demand for renewable energy not being sustained;

•        political, economic and other uncertainties, including those related to the European Union’s (“EU”) clean energy transition;

•        changes in environmental laws and regulations;

•        disruptions in the supply chain, fluctuation in price of product inputs, and market conditions and global and economic factors beyond the Company’s control;

•        the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;

•        the effect of legal, tax and regulatory changes;

•        we may be subject to liabilities and losses that may not be covered by insurance; and

•        other factors discussed under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent to our filing of such Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC, which sections are incorporated by reference.

Forward-looking statements set forth herein are based on information currently available as of the date a forward-looking statement is made and speak only as of the date of this prospectus. The Company does not undertake any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that the Company will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in the Company’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Reserve engineering is a process of estimating underground accumulations of natural gas, natural gas liquids (“NGLs”) and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and our development program. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, NGLs and oil that are ultimately recovered.

In reviewing any agreements incorporated by reference in this prospectus, remember such agreements are included to provide information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties to such agreements should those statements prove to be inaccurate. The representations and warranties were intended to be relied upon solely by the applicable party to such agreement and were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, such representations and warranties alone may not describe our actual state of affairs or the affairs of our affiliates as of the date they were made or at any other time and should not be relied upon as statements of fact.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth in the section titled “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Overview

AleAnna is a natural gas resource company focused on delivering critical natural gas supplies to Europe through both onshore conventional natural gas exploration and development and renewable natural gas development in Italy. We have several conventional natural gas discoveries including the Longanesi field, located in the Po Valley in Northern Italy, which is one of Italy’s largest modern natural gas discoveries. We have a 33.5% working interest in the Longanesi field with our working interest partner, and operator, Padana. We acquired our working interest in the Longanesi field in 2016. We also retain wholly-owned concessions, permits, and pending applications on other exploration and development prospects across Italy which are supported by proprietary modern 3D seismic reservoir imaging. In 2023, we launched a renewable natural gas development business focused on bringing to market carbon negative renewable natural gas derived from animal and agricultural waste. Between March 2024 and July 2024, we successfully completed three separate strategic acquisitions of renewable natural gas plant projects in Italy for an aggregate €9.0 million or approximately $9.8 million. The plants are fully permitted and are in various stages of the production lifecycle, with one greenfield plant that is a new development and two brownfield plants that are currently operational. We plan to develop and upgrade these sites for renewable natural gas production in the future.

Business Combination

On the Closing Date, AleAnna consummated the previously announced Business Combination pursuant to the Merger Agreement. Immediately prior to the closing of the Business Combination (the “Closing”), on December 13, 2024, as contemplated by the Merger Agreement, Swiftmerge became a Delaware corporation, upon which (i) Swiftmerge changed its name to “AleAnna, Inc.”; (ii) each Class A ordinary share, par value $0.0001 per share, of Swiftmerge (“Swiftmerge Class A Ordinary Shares”) converted into one share of Class A Common Stock; (iii) each Class B ordinary share, par value $0.0001 per share, of Swiftmerge (“Swiftmerge Class B Ordinary Shares”) converted into one share of Class B common stock, par value $0.0001 per share, of AleAnna (“Class B Common Stock”); (iv) each warrant to purchase Swiftmerge Class A Ordinary Shares converted on a one-to-one basis into a warrant to acquire shares of Class A Common Stock on the same terms and conditions as the converted warrants; and (v) a series of Class C common stock, par value $0.0001 per share, of AleAnna (“Class C Common Stock”) was authorized, each share of which has voting rights equal to a share of Class A Common Stock but which have no entitlement to earnings or distributions of AleAnna.

Following the Domestication, on December 13, 2024, pursuant to the Merger Agreement, (i) AleAnna contributed to Swiftmerge HoldCo LLC, a Delaware limited liability company (“HoldCo”) (1) all of its assets (excluding its interests in HoldCo), including, for the avoidance of doubt, the available cash, and (2) a number of shares of Class C Common Stock equal to the number of Class C units of HoldCo (“Class C HoldCo Units”) designated to be issued to the equity holders of the AleAnna Energy, LLC (“AleAnna Energy”) (collectively, the “AleAnna Energy Members”), and (ii) HoldCo issued to AleAnna a number of Class A units of HoldCo, which equaled the number of shares of Class A Common Stock issued and outstanding immediately after the Closing (the transactions described in clauses (i) and (ii) above, collectively, the “Pre-Closing Contribution”).

Following the Pre-Closing Contribution, Merger Sub merged with and into AleAnna Energy (the “Merger”), with AleAnna Energy being the surviving company and a wholly-owned subsidiary of HoldCo.

The aggregate merger consideration issued to the AleAnna Energy Members immediately prior to the Closing was equal to 65,098,476 shares of a combination of (i) 39,104,076 shares of Class A Common Stock and (ii) 25,994,400 shares of Class C Common Stock (with one Class C HoldCo Unit to accompany each share of Class C Common Stock) (the “Merger Consideration”).

On the Closing Date, each membership unit of AleAnna Energy issued and outstanding immediately prior to the Merger was cancelled and converted into and become the right to receive a portion of the Merger Consideration based on such unit holder’s right to certain distributions upon a sale of AleAnna Energy in accordance with AleAnna Energy’s operating agreement, as more particularly set forth in the Merger Agreement.

Prior to the extraordinary general meeting of Swiftmerge shareholders to approve the Business Combination and other related matters, holders of 1,158,556 Swiftmerge Class A Ordinary Shares sold in Swiftmerge’s initial public offering properly exercised their right to have their shares redeemed for a pro rata portion of the trust account holding the proceeds from Swiftmerge’s initial public offering, calculated as of two business days prior to the Closing. As a result, on December 13, 2024, prior to the Domestication, Swiftmerge redeemed 1,158,556 Swiftmerge Class A Ordinary Shares for $11.39 per share (the “Public Share Redemptions”).

As of the Closing Date, following the Public Share Redemptions, the forfeiture of 2,535,001 Swiftmerge Class A Ordinary Shares, 1,689,999 Swiftmerge Class B Ordinary Shares and 9,350,000 Swiftmerge Private Warrants by Swiftmerge Holdings, LP, a Delaware limited partnership (the “Sponsor”), certain qualified institutional buyers or institutional accredited investors and certain unaffiliated third-party investors, as applicable, and the consummation of the Merger, there were (i) 40,560,433 shares of Class A Common Stock issued and outstanding, (ii) 25,994,400 shares of Class C Common Stock issued and outstanding, and (iii) 11,250,000 Public Warrants to acquire 11,250,000 shares of Class A Common Stock outstanding following the Business Combination. The Class A Common Stock and Public Warrants commenced trading on Nasdaq under the symbols “ANNA” and “ANNAW,” respectively, on December 16, 2024.

AleAnna is organized in an “Up-C” structure and the only direct assets of AleAnna consist of equity interests in HoldCo, whose only direct assets consist of equity interests in AleAnna Energy. Our business is conducted through AleAnna Energy and is subsidiaries.

Corporate Information

AleAnna is a corporation incorporated under the laws of Delaware. Our headquarters is currently in Dallas, Texas, and houses our US-based management team and certain support individuals. Our Italian management team is housed in Rome and Milan, Italy-based offices. The mailing address of AleAnna’s principal executive office is 300 Crescent Court, Suite 1860, Dallas, TX 75201, and its telephone number is (469) 398-2200. Our website is located at www.aleannainc.com.

THE OFFERING

Shares of our Class A Common Stock outstanding prior to exercise of the Public Warrants	40,659,881 shares
Shares of our Class A Common Stock that may be issued upon exercise of the Public Warrants	11,150,543 shares

Shares of our Class A Common Stock outstanding after the exercise of the Public Warrants (excluding shares of Class A Common Stock issuable upon exchange of Class C HoldCo Units and Class C Common Stock)

51,810,424 shares
Use of Proceeds

We will receive up to approximately an additional $128.2 million, assuming the exercise in full of all of the Public Warrants for cash. As of April 1, 2026, we have received an aggregate of approximately $1.1 in cash proceeds upon exercise of Public Warrants. The likelihood that warrant holders will exercise the Public Warrants and any cash proceeds that we would receive is dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than $11.50 per share, we believe holders of Public Warrants will be unlikely to exercise their Public Warrants. Under certain circumstances, the Public Warrants may be exercised on a cashless basis. If the Public Warrants are exercised on a cashless basis, we will not receive any cash from these exercises. Unless we inform you otherwise, we expect to use any net proceeds from the exercise of the Public Warrants for general corporate purposes. See the section titled “Use of Proceeds” for more information.

HoldCo Holder Redemption Right

Pursuant to the A&R HoldCo LLC Agreement, holders of Class C HoldCo Units and Class C Common Stock, subject to certain timing procedures and other conditions set forth therein, have the right (the “HoldCo Holder Redemption Right”) to exchange all or a portion of their Class C HoldCo Units, together with an equal number of shares of Class C Common Stock for shares of Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each Class C HoldCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions.

Mandatory Exchange

The Company, in its capacity as manager of HoldCo, has the right to require, (i) upon a change of control of HoldCo or (ii) in the discretion of the Company with the consent of at least fifty percent (50%) of the holders of Class C HoldCo Units, each other HoldCo unitholder to exchange all of its Class C HoldCo Units for shares of Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each Class C HoldCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions (a “Mandatory Exchange”). In connection with any exchange of Class C HoldCo Units pursuant to the HoldCo Holder Redemption Right or acquisition of Class C HoldCo Units pursuant to a Mandatory Exchange, the Company shall receive a number of Class A HoldCo Units equal to the number of shares of Class A Common Stock issued to the HoldCo unitholder, and a corresponding number of shares of Class C Common Stock held by the relevant HoldCo unitholder will be cancelled. As the Class C HoldCo Units are exchanged, holding other assumptions constant, the Company’s ownership stake in HoldCo will be correspondingly increased, the number of shares of Class A Common Stock outstanding will be increased and the number of shares of Common Stock will be decreased.

Risk Factors

See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our Class A Common Stock.

Ticker Symbol of Class A Common Stock and Public Warrants	“ANNA” and “ANNAW”

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risk factors incorporated by reference in this prospectus to our most recent Annual Report and any subsequent Quarterly Reports or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a set price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition.

USE OF PROCEEDS

We may receive up to approximately an additional $128.2 million, assuming the exercise in full of all of the Public Warrants for cash. As of April 1, 2026, we have received an aggregate of approximately $1.1 in cash proceeds upon exercise of Public Warrants. Pursuant to the terms of the Public Warrants, no cashless exercise will be permitted unless the fair market value is equal to or higher than the warrant price. The likelihood that holders of Public Warrants will exercise their Public Warrants and the amount of any cash proceeds that we would receive is dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than $11.50 per share, we believe holders of Public Warrants will be unlikely to exercise their Public Warrants. Under certain circumstances, the Public Warrants may be exercised on a cashless basis. If the Public Warrants are exercised on a cashless basis, we will not receive any cash from these exercises. Unless we inform you otherwise in a prospectus supplement, we expect to use any net proceeds from the exercise of the Public Warrants for general corporate purposes.

We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Class A Common Stock covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and fees of our counsel and our independent registered public accountants.

DESCRIPTION OF SECURITIES

AleAnna, Inc. (“AleAnna,” “we,” “our,” “us,” or the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class A common stock, par value $0.0001 par value per share (“Class A Common Stock”), and public warrants, each whole public warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share (the “Public Warrants”).

The following description of capital stock and warrants is based on our Certificate of Incorporation (our “certificate of incorporation”), our Amended and Restated Bylaws (our “bylaws”), the A&R Registration Rights Agreement, and the Public Warrant-related documents, each of which is incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (“Form 10-K”). The following description of the material terms of the capital stock and warrants is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to the provisions of applicable law and to our certificate of incorporation, bylaws, A&R Registration Rights Agreement and Public Warrant-related documents. We urge you to read each of our certificate of incorporation, bylaws, the Public Warrant-related documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for more information.

The following summary of certain provisions of the Company’s securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws and the provisions of applicable law.

Authorized and Outstanding Stock

The total amount of authorized capital stock of the Company is 223,500,000 shares, consisting of:

•        150,000,000 shares of Class A Common Stock, par value $0.0001 per share;

•        2,500,000 shares of Class B Common Stock, par value $0.0001 per share;

•        70,000,000 shares of Class C Common Stock, par value $0.0001 per share; and

•        1,000,000 shares of Preferred Stock, par value $0.0001 per share.

As of April 1, 2026, 40,659,881 shares of Class A Common Stock are outstanding, no shares of Class B Common Stock are outstanding, 25,994,400 shares of Class C Common Stock are outstanding, no shares of Preferred Stock outstanding and 11,150,543 Public Warrants are outstanding.

Class A Common Stock

As of April 1, 2026, there were 40,659,881 shares of Class A Common Stock outstanding.

Voting rights.    Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote (whether voting separately as a class or together with one or more classes of the Company’s capital stock). Holders of shares of Class A Common Stock vote together with holders of the Class C Common Stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class, provided that a quorum is present, and further provided that, prior to the Trigger Date, certain provisions of our Certificate of Incorporation may only be amended by a vote of two-thirds of the total votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately as a single class upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences, special or other rights of Class A Common Stock in a manner that is disproportionately adverse as compared to the powers, preferences, special or other rights of Class C Common Stock. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A Common Stock, as such, have no voting power pursuant to the Certificate of Incorporation with respect to, and are not entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote as a separate class thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights.    Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor.

Rights upon liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, after payment of the Company’s debts and other liabilities, subject to prior distribution rights of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock, then outstanding, if any, the holders of Class A Common Stock are entitled to receive, pari passu, an amount per share equal to the par value thereof. Thereafter the holders of all outstanding shares of Class A Common Stock are entitled to share ratably in all net assets remaining available for distribution.

Other rights.    The holders of Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock are subject to those of the holders of any shares of the Preferred Stock the Company may issue in the future.

Class C Common Stock

As of April 1, 2026, there were 25,994,400 shares of Class C Common Stock outstanding.

Voting rights.    Each holder of Class C Common Stock is entitled to one vote for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote (whether voting separately as a class or together with one or more classes of the Company’s capital stock). Holders of shares of Class C Common Stock vote together with holders of the Class A Common Stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class, provided that a quorum is present, and further provided that, prior to the Trigger Date, certain provisions of our Certificate of Incorporation may only be amended by a vote of two-thirds of the total votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. The holders of the outstanding shares of Class C Common Stock shall be entitled to vote separately as a single class upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences, special or other rights of Class C Common Stock in a manner that is disproportionately adverse as compared to the powers, preferences, special or other rights of Class A Common Stock. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class C Common Stock, as such, have no voting power pursuant to the Certificate of Incorporation with respect to, and are not entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote as a separate class thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights.    The holders of the Class C Common Stock do not participate in any dividends declared by the Board.

Rights upon liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class C Common Stock are not entitled to receive any assets of the Company in excess of the par value thereof.

Other rights.    The holders of shares of Class C Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class C Common Stock.

Exchange and Cancellation.    To the extent that a holder of Class C Common Stock exchanges its Class C LLC Units with a corresponding number of shares of Class C Common Stock for shares of Class A Common Stock in accordance with the A&R HoldCo LLC Agreement, the shares of Class C Common Stock so exchanged shall automatically, and without further action on the part of the Company or any holder of Class C Common Stock, be cancelled for no consideration.

Preferred Stock

As of April 1, 2026, no shares of Preferred Stock were issued or outstanding. The Certificate of Incorporation authorizes the Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock are available for issuance without further action by the holders of the Class A Common Stock or Class C Common Stock. The Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The existence of authorized but unissued shares of preferred stock may enable our Board to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. Additionally, the issuance of Preferred Stock may adversely affect the holders of the Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock and the Class C Common Stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Class A Common Stock.

Public Warrants

As of April 1, 2026, there were 11,150,543 Public Warrants outstanding. Each whole Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Public Warrant may be exercised at a given time by a Public Warrant holder. No fractional Public Warrants will be issued upon the separation of the units, and only whole Public Warrants will trade. The Public Warrants will expire on December 13, 2029, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant is exercisable, and we are not obligated to issue shares of Class A Common Stock upon the exercise of a Public Warrant unless the shares of Class A Common Stock issuable upon such Public Warrant exercise are registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant is not entitled to exercise such Public Warrant, and such Public Warrant may have no value and expire worthless. In no event are we required to net cash settle any Public Warrant.

If our shares of Class A Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A Common Stock equal to the lesser of the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Public Warrants, multiplied by the difference between the “warrant price” (defined below) and the “fair market value” (defined below) by (y) the fair market value, provided that no cashless exercise shall be permitted unless the fair market value is equal to or higher than the warrant price.

The “fair market value” as used in this paragraph shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise of the Public Warrant is received by the warrant agent. The “warrant price” as used in this paragraph shall mean the price per share at which the Class A Common Stock may be purchased at the time a Public Warrant is exercised.

Redemption of Public Warrants when the last sales price of our Class A Common Stock equals or exceeds $18.00.

We may call the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Public Warrant holder;

•        if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30-trading day period ending on the third trading day before we send to the notice of redemption to the Public Warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the Class A Common Stock underlying such Public Warrants.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. In the event that we elect to redeem all of the redeemable Public Warrants, we will fix a date for the redemption. Pursuant to the terms of the warrant agreement, notice of redemption will be mailed by first class mail, postage prepaid, by not less than 30 days prior to the redemption date to the registered holders of the redeemable Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 Public Warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Class A Common Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that product of the number of Class A Common Stock underlying the Public Warrants equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Public Warrants, multiplied by the difference between the “warrant price” (defined below) and the “fair market value” (defined below) by (y) the “fair market value”. The “fair market value” will mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. The “warrant price” as used in this paragraph shall mean the price per share at which the Class A Common Stock may be purchased at the time a Public Warrant is exercised. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants.

Anti-dilution Adjustments

If the number of shares of outstanding Class A Common Stock is increased by a share capitalization payable in shares of Class A Common Stock, or by a stock dividend, split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding Class A Common Stock.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the Public Warrants are convertible), other than (i) as described above or (ii) certain ordinary cash dividends.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event.

The Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent or at the office of its successor as Public Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, duly executed as indicated, accompanied by full payment of the warrant price for each full share of Class A Common Stock as to which the Public Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Public Warrant. The Public Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares of Class A Common Stock will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the Public Warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — The exclusive forum clause set forth in the warrant agreement governing the Public Warrants may have the effect of limiting an investor’s rights to bring legal action against us and could limit the investor’s ability to obtain a favorable judicial forum for disputes with us.”

Dividends

We have not declared any dividends, and the Board will consider whether or not to institute a divided policy in the future. The payment of future dividends on the shares of Class A Common Stock will depend on the financial condition of the Company after the completion of the Business Combination subject to the discretion of the Board.

The Company is a holding company with no material assets other than its interest in HoldCo.

Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law

The Certificate of Incorporation, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Class A Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Company will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance in connection with the exchange of Class C HoldCo Units and a corresponding number of shares of Class C Common Stock pursuant to the A&R HoldCo LLC Agreement, the number of shares of Class A Common Stock that are issuable upon exchange of all outstanding Class C HoldCo Units and all outstanding shares of Class C Common Stock pursuant to the A&R HoldCo LLC Agreement.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Certificate of Incorporation provides that the number of directors of the Company shall be five and thereafter, the Board will determine the number of directors who will serve on the Board. The Board is divided into three classes designated as Class I, Class II and Class III. Class I directors serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. Classes I and II consists of two directors each, and Class III consists of one director. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There is no limit on the number of terms a director may serve on the Board. In addition, the Certificate of Incorporation provides that any vacancy on the Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office.

Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board will shorten the term of any incumbent director.

Corporate Opportunities

The Certificate of Incorporation sets forth provisions to regulate and define the conduct of certain of our affairs with respect to certain classes or categories of business opportunities as they may involve any of Bluescape, the non-employee directors or their respective affiliates and the powers, rights, duties and liabilities of us and our Directors, officers and stockholders in connection therewith.

Written Consent by Stockholders

Under the Certificate of incorporation, subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by our stockholders may be effected (i) at a duly called annual or special meeting of our stockholders or (ii) until such time that we are no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1) (the “Trigger Event”), by the consent in writing of the holders of a majority of the total voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, in lieu of a duly called annual or special meeting of stockholders.

Special Meeting of Stockholders

The Certificate of Incorporation will, subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of our stockholders may be called only by the chairperson of the Board, our chief executive officer, at the direction of our Board pursuant to a written resolution adopted by a majority of the total number of directors that we would have if there were no vacancies, or, until the Trigger Event, pursuant to a written resolution adopted by holders of a majority of the total voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Business Combinations

The Company has elected not to be governed by Section 203 of the DGCL.

Quorum

The Bylaws provide that at any meeting of the Board a majority of the total number of directors then authorized constitutes a quorum for all purposes. The Bylaws provide that majority of the voting power of the stock outstanding and entitled to vote at the meeting of stockholders, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the Certificate of Incorporation expressly authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company’s Board or its committees. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Approval Provisions

The Certificate of Incorporation and the Bylaws provide that the Board is expressly authorized to adopt, amend or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Any amendment, alteration, rescission or repeal of the Bylaws by the Company’s stockholders requires the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class.

Prior to the Trigger Date, the Certificate of Incorporation provides that members of the Board may be removed for cause by at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote at an election of directors.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s Certificate of Incorporation, unless the Certificate of Incorporation requires a greater percentage. The Certificate of Incorporation provides that Section 5.2, Section 5.3, Section 6.1, Section 6.2. Article VII, Section 8.2, Article IX and Article XI therein, including the following provisions therein may be altered, amended or repealed only by the affirmative vote of the holders of at least two-thirds in voting power of all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:

•        the provisions regarding filling vacancies on the Board and newly created directorships;

•        the provisions regarding resignation and removal of directors;

•        the provisions regarding stockholder action by written consent;

•        the provisions regarding meetings of stockholders;

•        the provisions regarding personal liability of directors and officers and the right to indemnification;

•        the provision regarding amending the Bylaws

•        the exclusive forum provisions; and

•        the provisions regarding corporate opportunities.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, employee or agent of the Company to the Company or the Company’s stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee or agent of the Company arising pursuant to any provision of the DGCL, the Certificate of Incorporation (as it may be amended or restated) or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or Bylaws, or (v) any action asserting a claim against the Company or any current or former director, officer, employee or agent of the Company governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, and (b) the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, these exclusive forum provisions shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Bylaws. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (b) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. However, it is possible that a court could find the Company’s forum selection provisions to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors, officers and other employees.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation will include a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of these provisions is to eliminate the rights of a company and its stockholders, through stockholders’ derivative suits on a company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Certificate of Incorporation provides that the Company must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

A&R Registration Rights Agreement

On the Closing Date, the Registration Rights Agreement was amended and restated by the Registration Rights Holders. In certain circumstances, the Registration Rights Holders can demand the Company’s assistance with underwritten offerings and block trades, and the Registration Rights Holders are entitled to certain piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by the Company if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

Transfer Agent and Warrant Agent

The transfer agent for Common Stock is Continental Stock Transfer & Trust Company.

Listing

Our shares of Class A Common Stock and Public Warrants are listed on The Nasdaq Capital Market under the symbols “ANNA” and “ANNAW,” respectively.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance by us of up to 11,150,543 shares of Class A Common Stock issuable upon the exercise of an aggregate of 11,150,543 Public Warrants, each of which is exercisable at a price of $11.50 per share.

We will receive up to approximately an additional $128.2 million assuming the exercise in full of all of the Public Warrants for cash. As of April 1, 2026, we have received an aggregate of approximately $1.1 million in cash proceeds upon exercise of Public Warrants. The likelihood that holders of Public Warrants will exercise their Public Warrants and any cash proceeds that we would receive is dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than $11.50 per share, we believe holders of our Public Warrants will be unlikely to exercise their Public Warrants. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Class A Common Stock covered by this prospectus.

We intend to keep the registration statement of which this prospectus forms a part effective until the earlier of the issuance of all shares of Class A Common Stock pursuant to this prospectus and the expiration of the Public Warrants.

We will bear all costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and fees of our counsel and our independent registered public accountants.

Our Class A Common Stock and Public Warrants are currently listed on the Nasdaq under the symbols “ANNA” and “ANNAW”.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas.

EXPERTS

The financial statements of AleAnna, Inc. and its subsidiaries as of and for the year ended December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Approximately 100% of the estimates of AleAnna’s reserves and related future net cash flows related to its properties as of December 31, 2025, incorporated by reference in this prospectus were based upon a reserve report prepared by independent petroleum engineers, DeGolyer and MacNaughton. We have incorporated these estimates in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a post-effective amendment on Form S-3 to the registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.aleannainc.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished rather than filed) from the and after the date on which the registration statement of which this prospectus forms a part is initially filed with the SEC and prior to the effectiveness of such registration statement, until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

•        our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026;

•        the description of our common stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2025 (as filed with the SEC on March 30, 2026), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

AleAnna, Inc.
300 Crescent Court, Suite 1860, Dallas, TX 75201
(469) 398-2200

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

You may also access the documents incorporated by reference in this prospectus through our website at www.aleannainc.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the Class A Common Stock being registered. All amounts shown are estimates except for the SEC registration fee.

Amount Paid or to be Paid
SEC Registration Fee		$19,807.31
Printing and miscellaneous expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Total:	$	*

____________

*        Fees and expenses will depend on the number and nature of any offerings of securities made pursuant to this registration statement, and cannot be estimated at this time. An estimate of the aggregate expenses in connection with the distribution of securities being offered will be included in any applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

The registrant’s Certificate of Incorporation and Bylaws require it to indemnify any director, officer, employee or agent of the registrant who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of, or in any other capacity for, another corporation, partnership, joint venture, limited liability company, trust, or other enterprise, to the fullest extent permitted under Delaware law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in its Certificate of Incorporation and Bylaws. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

The limitation of liability and indemnification provisions in these indemnification agreements and our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in the registrant’s securities may be adversely affected to the extent we pay the costs of settlement and damage awards under these indemnification provisions.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed with this registration statement.

Exhibit No.	Description
2.1†

Agreement and Plan of Merger, dated as of June 4, 2024, by and among Swiftmerge, HoldCo, Merger Sub and AleAnna (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4 (File No. 333-280699) filed with the Securities and Exchange Commission on July 5, 2024).

2.2

First Amendment to Agreement and Plan of Merger, dated as of October 8, 2024, by and among Swiftmerge, HoldCo, Merger Sub and the Company (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form S-4/A (File No. 333-280699) filed with the Securities and Exchange Commission on October 8, 2024).

4.1

Specimen Warrant Certificate of Swiftmerge (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-1/A (File No. 333-254633), filed with the Securities and Exchange Commission on October 4, 2021).

4.2

Warrant Agreement, dated as of December 14, 2021, by and between Continental Stock Transfer & Trust Company and Swiftmerge (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (File No. 001-41164), filed with the Securities and Exchange Commission on December 20, 2021).

4.3

Description of Securities of AleAnna, Inc. (incorporated by reference to Exhibit 4.3 of the Company’s Annual Report on Form 10-K (File No. 001-41164), filed with the Securities and Exchange Commission on March 30, 2026).

5.1*	Opinion of Haynes and Boone, LLP.
23.1**	Consent of Deloitte & Touche LLP.
23.2**	Consent of DeGolyer and MacNaughton.
23.3*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1 hereto).
24.1**	Power of Attorney (included on signature page).
99.1

Report of DeGolyer and MacNaughton, Summary of Reserves at December 31, 2025 (incorporated by reference to Exhibit 99.1 of the Company’s Annual Report on Form 10-K (File No. 001-41164), filed with the Securities and Exchange Commission on March 30, 2026).

107*	Filing Fee Table.

____________

†        Certain schedules or similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to provide a copy of any omitted schedule or similar attachment to the SEC upon request.

**      Filed herewith.

*        Previously filed.

Item 17. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), (iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 2, 2026.

ALEANNA, INC.
By:	/s/ Ivan Ronald
Name:	Ivan Ronald
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ivan Ronald his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for such person in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that such attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Marco Brun	Chief Executive Officer and Director	April 2, 2026
Marco Brun	(Principal Executive Officer)
/s/ Ivan Ronald	Chief Financial Officer	April 2, 2026
Ivan Ronald	(Principal Financial and Accounting Officer)
/s/ Graham van’t Hoff	Director	April 2, 2026
Graham van’t Hoff
/s/ William K. Dirks	Director	April 2, 2026
William K. Dirks
/s/ Duncan Palmer	Director	April 2, 2026
Duncan Palmer
/s/ Curtis Hébert	Director	April 2, 2026
Curtis Hébert